Exhibit 99.1

For Immediate Release

Encore Capital Group Announces Fourth Quarter and Full Year 2007 Results

SAN DIEGO, February 19, 2008 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (Nasdaq: ECPG), a leading distressed consumer debt management company, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2007.

For the fourth quarter of 2007:

•	Gross collections were $85.4 million, a 10% decrease compared to $94.5 million in the same period of the prior year.

•

Investments in receivable portfolios were $74.6 million, to purchase $1.8 billion in face value of debt, compared to $63.6 million, to purchase $1.4 billion in face value of debt in the same period of the prior year.

•

Revenues from receivable portfolios were $55.8 million, a 14% decrease compared to $64.9 million in the same period of the prior year. Revenue recognized on receivable portfolios, as a percentage of portfolio collections, was 65%, compared to 69% in the same period of the prior year.

•	Revenues from bankruptcy servicing were $2.9 million, compared to $3.2 million in the same period of the prior year.

•

Total operating expenses were $47.4 million, a 2% decrease compared to $48.2 million in the same period of the prior year. Operating expense (excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives) per dollar collected increased to 50.7% compared to 44.9% in the same period of the prior year.

•

Adjusted EBITDA, defined as net income before interest, taxes, depreciation and amortization, stock-based compensation expense and portfolio amortization, was $34.9 million, a 32% decrease compared to $51.2 million in the same period of the prior year.

•	Total interest expense was $4.0 million, compared to $9.0 million in the same period of the prior year.

•	Net income was $4.8 million or $0.21 per fully diluted share, compared to net income of $6.6 million or $0.28 per fully diluted share in the same period of the prior year.

For the full year of 2007:

•	Gross collections were $355.2 million, a 5% increase over $337.1 million in 2006.

•	Total revenues were $254.0 million, consistent with the $255.1 million in 2006.

Encore Capital Group, Inc.

•	Adjusted EBITDA was $163.0 million, a decline of 8% from the $177.4 million in 2006.

•	Net income was $15.0 million or $0.64 per fully diluted share, compared to net income of $24.0 million or $1.03 per fully diluted share in 2006.

Additional information:

Several events affect comparability of 2007 versus 2006 in both quarterly and annual results, as outlined below. For a more detailed comparison of 2007 versus 2006 results, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which the Company filed today.

•

In the fourth quarter of 2006, the Company sold accounts amounting to approximately $1.9 billion in face value financed under its previous credit facility for $13.9 million, which included $3.4 million in zero-basis collection.

•

In the second quarter of 2007, the Company entered into an agreement with the lender under its previous credit facility to eliminate all future contingent interest for a one-time payment of $16.9 million. Accordingly, after May 7, 2007, the Company no longer incurred any contingent interest expense.

•

In the third quarter of 2007, the Company announced certain cost savings initiatives aimed at reducing its overall operating expenses. The Company recorded one-time charges of $1.4 million related to the reduction in workforce.

•

In the fourth quarter of 2007, the Company recorded a net impairment provision of $8.7 million, compared to $0.7 million in the same period of the prior year. In 2007, the Company recorded a net impairment provision of $11.2 million, including $1.4 million to write-down healthcare receivables, compared to $1.4 million in the prior year.

•

In the fourth quarter of 2007, the Company expensed $6.3 million in upfront court costs, compared to $5.3 million in the same period of the prior year. In 2007, the Company expensed $28.0 million in upfront court costs, compared to $15.5 million in the prior year.

•

In the fourth quarter of 2007, the Company changed its court cost reserve methodology, which resulted in an increase in the deferred court cost asset and a reduction in operating expenses of $0.8 million.

Non-GAAP Financial Measures

The Company has included information concerning Adjusted EBITDA because management utilizes this information, which is materially similar to a financial measure contained in covenants used in the Company’s credit agreement, in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. The Company has included information concerning total operating expenses excluding stock-based compensation

Encore Capital Group, Inc.

expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives in order to facilitate a comparison of approximate cash costs to cash collections for the debt purchasing business in the periods presented. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, net income and total operating expenses as indicators of Encore Capital Group’s operating performance. Neither Adjusted EBITDA nor operating expenses excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives has been prepared in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures, as presented by Encore Capital Group, may not be comparable to similarly titled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to reported earnings under GAAP, and a reconciliation of operating expenses excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives to the GAAP measure total operating expenses in the attached financial tables.

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the company can be found at www.encorecapitalgroup.com.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapitalgroup.com

or

Ren Zamora (858) 560-3598

ren.zamora@encorecapitalgroup.com

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Financial Condition

(In Thousands, Except Par Value Amounts)

	December 31, 2007 (A)	December 31, 2006 (A)
Assets
Cash and cash equivalents	$4,900	$10,791
Restricted cash	3,776	4,660
Accounts receivable, net	4,136	2,599
Investment in receivable portfolios, net	392,209	300,348
Deferred court costs	20,533	10,934
Property and equipment, net	4,390	5,249
Prepaid income tax	10,346	3,727
Forward flow asset	15,863	27,566
Other assets	8,800	12,101
Goodwill	15,985	13,735
Identifiable intangible assets, net	2,557	3,628

Total assets	$483,495	$395,338

Liabilities and stockholders’ equity
Liabilities:
Accounts payable and accrued liabilities	$20,346	$23,744
Accrued profit sharing arrangement	—	6,869
Deferred tax liabilities, net	13,669	10,667
Deferred revenue and purchased servicing obligation	3,898	2,790
Debt	272,420	200,132
Other liabilities	1,642	—

Total liabilities	311,975	244,202

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 22,992 shares and 22,781 shares issued and outstanding as of December 31, 2007, and 2006, respectively	230	228
Additional paid-in capital	73,310	66,532
Accumulated earnings	98,975	83,933
Accumulated other comprehensive (loss) income	(995)	443

Total stockholders’ equity	171,520	151,136

Total liabilities and stockholders’ equity	$483,495	$395,338

(A)	Derived from the audited consolidated financial statements as of December 31, 2007.

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2007	2006	2007 (A)	2006 (A)
Revenues
Revenue from receivable portfolios, net	$55,813	$64,915	$241,402	$239,340
Servicing fees and other related revenue	2,904	3,215	12,609	15,800

Total revenues	58,717	68,130	254,011	255,140

Operating expenses
Salaries and employee benefits (excluding stock-based compensation expense)	13,765	15,604	64,153	63,962
Stock-based compensation expense	1,001	1,334	4,287	5,669
Cost of legal collections	18,987	15,312	78,636	52,079
Other operating expenses	4,563	5,176	21,533	22,585
Collection agency commissions	3,772	3,852	12,411	18,030
General and administrative expenses	4,513	5,889	17,478	17,310
Depreciation and amortization	810	1,002	3,351	3,894

Total operating expenses	47,411	48,169	201,849	183,529

Income before other (expense) income and income taxes	11,306	19,961	52,162	71,611

Other (expense) income
Interest expense	(4,000)	(3,226)	(13,904)	(12,512)
Contingent interest expense	—	(5,774)	(4,123)	(18,520)
Pay-off of future contingent interest	—		(11,733)	—
Other income	918	230	1,071	609

Total other expense	(3,082)	(8,770)	(28,689)	(30,423)

Income before income taxes	8,224	11,191	23,473	41,188
Provision for income taxes	(3,376)	(4,564)	(8,431)	(17,180)

Net income	$4,848	$6,627	$15,042	$24,008

Basic - earnings per share computation:
Net income available to common stockholders	$4,848	$6,627	$15,042	$24,008

Weighted average shares outstanding	22,991	22,780	22,865	22,754

Earnings per share – Basic	$0.21	$0.29	$0.66	$1.06

Diluted - earnings per share computation:
Net income available to common stockholders	$4,848	$6,627	$15,042	$24,008
Interest expense on convertible notes, net of tax	—	—	—	—

Income available to common stockholders assuming conversion of convertible notes	$4,848	$6,627	$15,042	$24,008

Weighted average shares outstanding	22,991	22,780	22,876	22,754
Incremental shares from assumed conversion of warrants and stock awards	475	614	510	636
Incremental shares from assumed conversion of convertible notes	—	—	—	—

Diluted weighted average shares outstanding	23,466	23,394	23,386	23,390

Earnings per share – Diluted	$0.21	$0.28	$0.64	$1.03

(A)	Derived from the audited consolidated financial statements.

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Years ended December 31,
	2007 (A)	2006 (A)
Operating activities
Gross collections	$355,193	$337,097
Less:
Amounts collected on behalf of third parties	(469)	(723)
Amounts applied to principal on receivable portfolios	(102,093)	(95,647)
Servicing fees	112	91
Operating expenses	(193,729)	(161,294)
Interest payments	(12,983)	(11,838)
Contingent interest payments	(22,724)	(28,178)
Other income	1,071	609
Decrease (increase) in restricted cash	884	(448)
Income taxes	(8,730)	(874)
Excess tax benefits from stock-based payment arrangements	(698)	(768)

Net cash provided by operating activities	15,834	38,027

Investing activities
Cash paid for Jefferson Capital	—	—
Cash paid for Ascension Capital Group	—	—
Escrow deposit on employee retention contract	—	—
Cash paid for India membership interest	(2,250)	—
Purchases of receivable portfolios, net of forward flow allocation	(197,249)	(133,653)
Collections applied to principal of receivable portfolios	102,093	95,647
Proceeds from the sale of marketable securities	—	—
Proceeds from put-backs and recalls of receivable portfolios	3,769	3,246
Purchases of property and equipment	(1,422)	(2,430)

Net cash used in investing activities	(95,059)	(37,190)

Financing activities
Proceeds from notes payable and other borrowings	121,000	53,500
Proceeds from convertible note borrowings	—	—
Proceeds from sale of warrants associated with convertible notes	—	—
Purchase of call options associated with convertible notes	—	—
Repayment of notes payable and other borrowings	(48,500)	(51,250)
Capitalization of loan fees	—	—
Proceeds from exercise of common stock options and warrants	348	149
Excess tax benefits from stock-based payment arrangements	698	768
Net (repayment) borrowing of capital lease obligations	(212)	(239)

Net cash provided by financing activities	73,334	2,928

Net (decrease) increase in cash	(5,891)	3,765
Cash and cash equivalents, beginning of year	10,791	7,026

Cash and cash equivalents, end of year	$4,900	$10,791

(A)	Derived from the audited consolidated financial statements.

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Supplemental Financial Information

Reconciliation of Adjusted EBITDA to GAAP Net Income and Operating Expenses, Excluding Stock-based

Compensation Expense, Bankruptcy Servicing Operating Expenses and Costs Related to the Consideration of

Strategic Alternatives to GAAP Total Operating Expenses

(Unaudited, In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
GAAP net income, as reported	$4,848	$6,627	$15,042	$24,008
Interest expense	4,000	3,226	13,904	12,512
Contingent interest expense	—	5,774	4,123	18,520
Pay-off of future contingent interest	—	—	11,733	—
Provision for income taxes	3,376	4,564	8,431	17,180
Depreciation and amortization	810	1,002	3,351	3,894
Amount applied to principal on receivable portfolios	20,826	28,710	102,093	95,647
Stock-based compensation expense	1,001	1,334	4,287	5,669

Adjusted EBITDA	$34,861	$51,237	$162,964	$177,430

GAAP total operating expenses, as reported	$47,411	$48,169	$201,849	$183,529
Stock-based compensation expense	(1,001)	(1,334)	(4,287)	(5,669)
Bankruptcy servicing operating expenses	(3,076)	(3,864)	(14,801)	(18,314)
Costs related to the consideration of strategic alternatives	—	(499)	(213)	(1,498)

Operating expenses, excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives	$43,334	$42,472	$182,548	$158,048

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